Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, April 25, 2008
Blue Valley Ban Corp. Reports First Quarter 2008 Earnings
Overland Park, Kansas, April 25, 2008 — Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced net income of $630,000, or fully-diluted earnings per share of $0.26 per share, for the first quarter of 2008, compared to net income of $1.2 million or $0.48 per share for the same period in 2007.
“The first quarter has been challenging for the Company due to the interest rate environment and the continued industry wide decline in the real estate market. This has resulted in a decrease in the Company’s net interest income and an increase in provision for loan losses as compared to the prior year. However, our average earning assets increased over the prior year primarily due to internal loan growth. In this competitive interest rate environment, we will continue to focus on growing our earning assets and increasing our net interest margin.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the first quarter of 2008, net interest income decreased 12.22% to $5.9 million compared to $6.8 million for the same period in the prior year, primarily due to a reversal of $429,000 in interest on loans placed on nonaccrual in the first quarter and a lower net interest margin resulting from a decrease in market interest rates during the fourth quarter of 2007 and first quarter of 2008. Provision for loan losses increased to $900,000 compared to $400,000 for the same period in the prior year. The increase was a result of a decline in the credit quality of the real estate and construction portfolio due to the industry wide decline in the real estate market. The increase in the provision for loan losses was also attributable to internal growth of the loan portfolio. Noninterest income remained virtually unchanged with a slight increase of $169,000. This increase was the net result of a decrease in loans held for sale fee income due to the industry wide decline in the real estate market combined with gains realized on the sale of available-for-sale securities during the first quarter to provide funding for additional loan growth. Noninterest expense decreased $374,000, or 5.68%, to $6.2 million compared to $6.6 million in the prior year period. This decrease was primarily a result of lower salaries and employee benefit expenses in 2008 due to the mortgage division restructuring in 2007.
Total assets, loans and deposits at March 31, 2008 were $768.1 million, $622.5 million and $544.2 million, respectively, compared to $739.9 million, $559.0 million and $580.9 million one year earlier, respectively, increases of 3.8%, 11.4%, and a decrease of 6.3%, respectively. The decrease in deposits in the past year was the net result of a number of factors. $15 million of brokered deposits matured in April of 2007 and were not subsequently replaced by the Company. In addition, the Company allowed higher priced certificates of deposit to not be renewed. The loss of certificates of deposit funding was partially offset by the success of our new Performance Checking product which has gained over $12 million in approximately 1,400 new accounts since March 31st, 2007. Although transaction accounts typically carry smaller balances than certificates of deposit, they also carry a lower funding cost. We believe this funding strategy will serve us well long term.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements
BLUE VALLEY BAN CORP.
FIRST QUARTER 2008
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

	2008	2007
Three Months Ended March 31
Net interest income	$5,939	$6,766
Provision for loan losses	900	400
Non-interest income	2,166	1,997
Non-interest expense	6,210	6,584
Net income	630	1,164
Net income per share — Basic	0.26	0.48
Net income per share — Diluted	0.26	0.48
Return on average assets	0.34%	0.67%
Return on average equity	4.44%	8.74%

At March 31
Assets	$768,085	$739,864
Mortgage loans held for sale	6,702	6,429
Loans	622,540	559,047
Deposits	544,193	580,937
Stockholders’ Equity	60,062	55,419